UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported):   October 20, 2003


                          NANOSCIENCE TECHNOLOGIES, INC.
                (Exact Name of Registrant as Specified in its Charter)


            Nevada                   0-26067               87-0571300
   (State or other jurisdiction    (Commission           (IRS Employer
        of incorporation)          File Number)         Identification No.)


              300 Park Avenue, Suite 1712, New York, NY     10022
              (Address of Principal Executive Offices)    (Zip Code)


              253 Ontario #1, P.O. Box 3303, Park City, Utah 84060
                 (Former address, if changed since last report)


Registrant's Telephone Number, including Area Code:  (212) 557-4005




Item 1.    Changes in Control of Registrant

    On October 20, 2003, certain shareholders of Nanoscience Technologies, Inc. (the "Company") contributed back to the Company for cancellation, an aggregate of 12,846,973 shares of common stock out of the 23,693,919 total outstanding shares. As a result of this action, the total issued and outstanding shares of common stock was reduced to 10,846,946.

    Previously, the Company was effectively controlled by its three directors, Edward F. Cowle, J. Rockwell Smith and James Ruzicka, who owned an aggregate of 14,375,000 shares, or approximately 61% of the total outstanding shares.
Of the total shares contributed back to the Company, Mr. Cowle contributed 453,954 shares, Mr. Smith contributed 11,067,419 shares and Mr. Ruzicka contributed 610,000 shares.

    As a result of the cancellation of shares, no single shareholder presently owns a majority of the outstanding shares. The following table lists those shareholders that own more than 5% of the current total outstanding shares. Those persons that acquired shares in connection with the License Agreement, Stock Purchase Agreement or private placement described in Item 5 below, are indicated by footnote. The balance of the shares depicted were either previously owned by the shareholders or otherwise acquired in private transactions from existing shareholders. It is possible that two or more of the persons listed below could, by acting together, exert effective voting control over the Company.

    Name of Shareholders             Number of Shares       Percent of Total
    --------------------             ----------------       ----------------
    New York University(1)               4,812,377                44.4%
    Edward F. Cowle(2)                   1,000,000                 9.2%
    H. Deworth Williams(2)               1,000,000                 9.2%
    Defiance Fund Ltd(2)                   305,548                 2.8%
    Defiance Capital, L.L.C.(3)            740,000                 6.8%
    Viking Investment Group II, Ltd.(3)  1,067,876                 9.8%

-------------------

    (1) NYU acquired its shares pursuant to the License Agreement and Stock Purchase Agreement discussed in Item 5 below.
    (2) Each of these persons acquired 305,548 shares in the private placement discussed in Item 5 below. Messrs. Cowle and Williams previously owned the balance of their shares.
    (3) Defiance Capital and Viking Investment Group acquired their shares on October 16, 2003 from existing shareholders; Defiance Capital from James Kerr; and Viking Investment Group from James Kerr, J. Rockwell Smith, Edward F. Cowle and H. Deworth Williams.

    To the best knowledge of the Company all purchasers of shares set forth above used their own funds and did not rely on bank loans.



Item 5.    Other Events and Regulation FD Disclosure

    In addition to the cancellation of shares described in Item 1 above, the Company finalized on September 12, 2003, that certain Amended and Restated Research and License Agreement (the "License Agreement") with New York University ("NYU"), that was further amended on November 11, 2003. Under the terms of the License Agreement, NYU granted to the Company a license to certain pre-existing inventions and certain intellectual property to be generated by a designated research project being conducted at NYU relating to DNA Nanotechnology.

    Structural DNA Nanotechnology seeks to exploit the architectural properties of DNA with the ultimate goal of organizing matter in three dimensions. Pharmaceutical development, nano-electronics and the creation of new materials are among the potential applications of this research.

    As compensation to NYU for work to be performed on its research projects, the Company agreed to provide to NYU funding in the aggregate amount of $1,657,690 in installments commencing on September 15, 2003 through, May 1, 2007, and additional fees and expenses. The License Agreement further provides that NYU grants to the Company an exclusive worldwide license to develop, manufacture, use, lease or sell any licensed products and/or processes related to the research project, together with the right to grant sublicenses. The Company in turn will pay to NYU a royalty fee of a varying amount from sales of products and for sublicenses.

    In connection with the License Agreement, the Company also entered into an Amended and Restated Stock Purchase Agreement ("Stock Purchase Agreement") whereby in further consideration for entering into the License Agreement, the Company issued 4,812,377 shares of the Company's common stock to NYU.

    Further, on October 17, 2003, the Company sold an aggregate of 1,222,192 shares of the Company's authorized but previously unissued common stock in a private placement to four accredited investors (305,548 shares each) for the aggregate purchase price of $400,000. The Company used the funds to make the initial $300,000 payment to NYU under the License Agreement, the payment of various expenses and fees related to finalization and execution of the License Agreement, professional fees, and for working capital. The sale of securities was made in an isolated, private transaction to four accredited investors only and in reliance upon the exemption from registration provided by Section 4(6) of the Securities Act of 1933.

Item 7.    Financial Statements and Exhibits

        (c)    Exhibits

            10.1    Amended and Restated Research and License Agreement
            10.2    Amended and Restated Stock Purchase Agreement



                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 13, 2003                        NANOSCIENCE TECHNOLOGIES, INC.




                                                   By:  /S/Edward F. Cowle
                                                   ------------------------
                                                         Edward F. Cowle,
                                                         President